December 20, 2013

Trust for Professional Managers
615 East Michigan Street
Milwaukee, WI 53202

Ladies and Gentlemen:

We have acted as your counsel in connection with the preparation of this Post-Effective Amendment No. 420 to the Registration Statement on Form N-1A (Registration Nos. 333-62298; 811-10401) (the “Registration Statement”) relating to the sale by you of an indefinite number of Institutional Class and Advisor Class shares (the “Shares”) of beneficial interest, $0.001 par value, of the Rockefeller Core Equity Fund, the Rockefeller Select Equity Fund, the Rockefeller Core Taxable Bond Fund, the Rockefeller Intermediate Tax Exempt National Bond Fund, and the Rockefeller Intermediate Tax Exempt New York Bond Fund (the “Funds”), each a series of Trust for Professional Managers (the “Trust”), in the manner set forth in the Registration Statement (and the Prospectus of the Funds included therein).

We have examined:  (a) the Registration Statement (and the Prospectus of the Funds included therein), (b) the Trust’s Declaration of Trust and Bylaws, as amended, (c) certain resolutions of the Trust’s Board of Trustees and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

Based upon the foregoing, we are of the opinion that the Shares, when sold as contemplated in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.

Offices in Milwaukee, Madison, Waukesha, Green Bay and Appleton, Wisconsin and Washington, D.C.
Godfrey & Kahn, s.c. is a member of Terralex®, a worldwide network of independent law firms.